Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@Actua.com

ICG CHANGES NAME TO ACTUA, REFLECTING EVOLUTION TO

A MULTI-VERTICAL CLOUD COMPANY

Actua to Trade on the NASDAQ Under Ticker Symbol ACTA

Management to Host Investor Event on September 24, 2014 to

Introduce New Brand and Discuss How Actua Transforms Vertical Markets

Radnor, PA — (September 3, 2014) — ICG Group, Inc. (NASDAQ: ICGE) today announced that it has changed its name to Actua Corporation (NASDAQ: ACTA). Effective today, the Company’s stock will trade on The NASDAQ Global Stock Market under the ticker symbol ACTA. The Company’s rebrand reflects the evolution of its model to bring the power of the cloud to vertical markets. With a new brand identity and website (www.actua.com), Actua is emerging as the leading multi-vertical cloud company.

“Over time, we have matured into a high-growth, high-margin, pure-play cloud company,” said Walter Buckley, Actua’s Chief Executive Officer. “With our heritage of innovation at the core of our deep domain expertise, we are driving transformation in the markets we serve. We are pleased to introduce our new brand, which reflects our business model and pursuit of the vast multi-vertical cloud opportunity. We look forward to building on our strong track record of delivering innovative solutions to our customers and driving shareholder value under our new name.”

At the Company’s investor conference on Wednesday, September 24, 2014, Mr. Buckley will discuss the new Actua brand and host a panel of Actua’s business leaders — Eric Gewirtzman, CEO of Bolt Solutions, Scott Burns, CEO and Co-Founder of GovDelivery and Glenn Trout, President and CEO of MSDSonline — to discuss how Actua is transforming multiple vertical markets. Actua President, Doug Alexander will moderate the panel. The event will be accessible through live video streaming through the Events and Presentation section of Actua’s website at www.actua.com/investors/events-presentations. Following the event, a replay will be available to the public through video recording on the same page.

About Actua

Actua (Nasdaq: ACTA), the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution — the vertical wave — by growing cloud businesses that are transforming their markets. With more than 650 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and secure new ones, our ability to compete successfully against alternative solutions, our ability to timely and effectively respond to technological developments, our ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. Those and other factors may cause actual results to differ materially from those projected.